EXHIBIT 21


                       NEW ALLIED DEVELOPMENT CORPORATION

                              LIST OF SUBSIDIARIES

New Allied Development Corporation has one subsidiary, which is 100%-owned, as follows:

     1.   (a)  Name of subsidiary: Tommyknocker Casino Corp.

          (b)  State of incorporation: Colorado.

          (c) Name(s) under which subsidiary does business: Tommyknocker Casino Corp.